                                                                       EXHIBIT A

                   LISTING OF GENCORP INC. SUBSIDIARIES(1)(2)

                                                                 STATE OF       PERCENTAGE
                                                               JURISDICTION     OF VOTING
                                                              INCORPORATION     OWNERSHIP
                                                              --------------    ----------
Aerojet-General Corporation(3)..............................       Ohio            100.
Aerojet Fine Chemicals LLC..................................     Delaware          100.
Aerojet Ordnance Tennessee, Inc. ...........................    Tennessee          100.
Genco Insurance Limited.....................................     Bermuda           100.
GenCorp Canada Inc. ........................................      Canada           100.
GenCorp Export Corporation..................................  Virgin Islands       100.
GenCorp Investment Management, Inc. ........................       Ohio            100.
GenCorp Overseas Inc. ......................................       Ohio            100.
HENNIGES Elastomer -- und Kuntstsofftechnik GmbH & Co. KG...     Germany           100.
Penn International Inc. ....................................       Ohio            100.
Penn Nominal Holdings Inc. .................................       Ohio            100.
RKO General, Inc. ..........................................     Delaware          100.

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(1) Subsidiaries as of November 30, 2000.

(2) GenCorp Inc. conducts business using the names GenCorp and GenCorp Vehicle Sealing.

(3) Aerojet-General Corporation conducts business using the names Aerojet ASRM Division, Aerojet Electronics Division and Aerojet Propulsion Division.